Exhibit 10.1

EXECUTION VERSION

INVESTMENT MANAGEMENT AGREEMENT

BETWEEN

BRIGHTHOUSE SERVICES, LLC

AND

METLIFE INVESTMENT ADVISORS, LLC

This Investment Management Agreement (the “Agreement”), by and between Brighthouse Services, LLC, an entity organized and existing under the laws of Delaware (“Services”), and METLIFE INVESTMENT ADVISORS, LLC (“MLIA” or “Investment Adviser”), is effective as of February 5, 2019 (the “Effective Date”).

WHEREAS, Services is an entity formed to, among other things, provide services to its affiliates, which include Brighthouse Financial, Inc. and its subsidiaries.

WHEREAS, pursuant to investment management agreements (the “IMAs”) by and between Services and its affiliates, Brighthouse Life Insurance Company (“BLIC”), Brighthouse Life Insurance Company of NY (“BLICNY”), New England Life Insurance Company (“NELICO”), Brighthouse Financial, Inc. (“BHF”) and Brighthouse Securities, LLC (“BHS”) (including Services, each a “Company” and, together, the “Companies”), Services manages and supervises the investment and reinvestment of the general account and separate account (if any) assets of each Company, and is authorized to appoint one or more third-party sub-investment managers to provide investment management services with respect to some, or all, of the general account and separate account (if any) assets of the Companies.

WHEREAS, to assist Services in performing investment management services for the Companies, Services desires to appoint and retain the Investment Adviser as a sub-investment manager with respect to the investment of certain assets of the Companies and as investment manager with respect to certain of Services assets;

WHEREAS, MLIA and each of the Companies individually had separate investment management agreements; and

WHEREAS, the Investment Adviser is willing to accept the duties and the responsibilities of a sub-investment manager with respect to the Companies’ assets and investment manager with respect to Services’ assets.

NOW, THEREFORE, in consideration of the premises and mutual considerations provided in this Agreement, and intending to be legally bound, Services and the Investment Adviser agree as follows:

1. Appointment; Accounts.

On January 1, 2017, MLIA entered into investment management agreements with each of BLIC, BLICNY, NELICO, BHF, Services and BHS to provide investment management services with respect to all of the general account and separate account assets of those Companies (the “Legacy Agreements”). On (i) April 28, 2017, MLIA entered into an investment management agreement with Brighthouse Reinsurance Company of Delaware (“BRCD”) to provide investment management services with respect to all of the assets of BRCD, and (ii) on November 1, 2017, Services and MLIA entered into an investment management agreement with respect certain retirement plans of NELICO (collectively, the “BRCD and OCIO Agreements”). On February 5, 2019, each of the Companies and MLIA agreed to terminate the Legacy Agreements pursuant to that certain letter agreement dated February 5, 2019. Certain provisions in the Legacy Agreements were intended to survive termination. Accordingly, nothing contained in this Agreement is intended to (i) waive the rights or liabilities of any party under the Legacy Agreements or the BRCD and OCIO Agreements, (ii) modify, amend or terminate the BRCD and OCIO Agreements or (iii) waive any claims any party may have under the Legacy Agreements or the BRCD and OCIO Agreements.

The Investment Adviser will act as an investment manager with respect to the assets of the Companies specified in writing to the Investment Adviser by Services from time to time and, except as otherwise provided herein, the proceeds of the investments thereof and accretions and additions thereto (collectively, the “Assets”), and the Investment Adviser will, in exchange for the fees set forth herein and with full investment authority, furnish continuously an investment program with respect to the Assets. The Investment Adviser accepts such appointment and agrees that at all times, the Investment Adviser shall manage the cash, securities, and other investments that comprise the Assets of each Company in one or more accounts (each an “Account” and together the “Accounts”) designated in the name of such Company and established and maintained at one or more custodians designated by Services.

Services may add Assets to or remove Assets from the Accounts at any time and from time to time by written notice to the Investment Adviser and may post Assets to third parties as collateral or margin, which shall include the transfer of money, securities or other property from time to time. Services may terminate this Agreement with respect to all or any portion of the Assets in accordance with Section 14 of this Agreement.

In addition to the Accounts, Services may establish trust accounts from time to time in connection with certain reinsurance trust agreements involving the Companies (“Trust Accounts”). The Investment Adviser shall only make substitutions or withdrawals of Assets from such Trust Accounts as directed by Services. The Investment Adviser shall ensure that all investments deposited in each Trust Account by Investment Adviser are in accordance with the Investment Guidelines for such Trust Account; provided, however, that the Investment Adviser shall have no duty or obligation, among other things, to ensure that such investments are “eligible assets” as such term is defined in the applicable reinsurance trust agreement, or that the duties and obligations of the Companies under such reinsurance trust agreement have been complied with; provided that, with respect to any private placement notes allocated to a Trust Account, Investment Adviser shall deliver the original physical note, along with an executed, blank instrument of transfer and an executed incumbency certificate to the relevant trustee at the address provided by Services, or as otherwise reasonably requested by Services from time to time. For the avoidance of doubt, the Investment Adviser will not be obligated to take instructions from or have any liability to the trustees or beneficiaries under such reinsurance trust agreements and such parties shall not be deemed to be third party beneficiaries under this Agreement.

All amounts in this Agreement are expressed as United States dollars.

2. Fees. (a) In consideration of the services performed by the Investment Adviser hereunder, Services agrees to pay fees to the Investment Adviser at the times and in the amounts set forth in Exhibit A hereto.

(b) Any valuation of the Assets by the Investment Adviser shall be in accordance with the Investment Adviser’s internal valuation policies and/or methodologies, copies of which have previously been provided to Services. The Investment Adviser agrees to promptly furnish Services with a description of any changes to such valuation policies and/or methodologies made after the Effective Date. The Investment Adviser shall be entitled to reasonably rely on the price and value information (“Valuation Information”) provided by brokers and Custodians, sub-advisers (including, without limitation, the sponsor) of any underlying investment in which any Company invests or any third party pricing services selected by the Investment Adviser (collectively, the “Pricing Sources”).

(c) All valuations of Assets in the Accounts for all calculations of fees contemplated by this Agreement, shall be performed by the Investment Adviser, and the Investment Adviser will provide to Services, at the times and in the manner reasonably required by it, documentation showing the sources for determining such valuations. In the event that Services disputes any valuation or calculation, it shall notify the Investment Adviser, and the two parties shall work together in good faith to determine a valuation or fee mutually acceptable to them. Notwithstanding any other provision of this Agreement, when the nature or amount of such fee is the subject of dispute between the parties, the lower fee calculated by either Services or the Investment Adviser, as applicable, shall be payable by Services in accordance with the terms set forth in Exhibit A, and the remainder, if any, shall be payable at the time that such dispute is resolved.

3. Authority of the Investment Adviser. (a) Subject to the provisions of Section 4 herein and to the investment objectives, policies, restrictions, and guidelines set out in Exhibit C, as may be amended from time to time in accordance with this Section 3 (the “Investment Guidelines”), the Investment Adviser shall have the discretionary authority to manage and control the Assets (which consist of general account assets of the Companies and separate account assets (if any) of the Companies), including the power to acquire and dispose of the Assets. At all times, the Assets held in each Company’s Account(s) shall be invested in accordance with the Investment Guidelines applicable to that Account. Exhibit C sets forth the guidelines applicable to the Companies. Services shall have the right to (i) waive any breach of the Investment Guidelines by written notice to the Investment Adviser and (ii) change the Investment Guidelines at any time and from time to time by giving at least five (5) days’ prior written notice to the Investment Adviser, provided that Services may not make any of the following changes to the Investment Guidelines without the prior consent of Investment Adviser: (1) the addition of a new asset class, investment type or strategy not already covered by this Agreement on the Effective Date, (2) changes that Investment Adviser reasonably determines it cannot accommodate due to market capacity or operational constraints, (3) impact any co-investment obligation of the Investment Adviser’s affiliates or the terms pertaining to the investments on which such affiliates may be obligated to invest or (4) cause Investment Adviser to incur material additional expense. Notwithstanding the foregoing, the Investment Adviser shall have a reasonable amount of time to effectuate any changes to the Investment Guidelines (including changes to the guidelines being monitored by Investment Adviser under the Legacy Agreements which on the Effective Date became part of the Investment Guidelines hereunder). Notwithstanding the foregoing and without limiting the Investment Adviser’s authority hereunder, from time to time, Services may direct the Investment Adviser to make a particular investment on behalf of a Company (a “Client Directed Investment”) by sending written instruction to Investment Adviser. Such written instruction must explicitly state that it is the intention of Services to treat such investment as a Client Directed Investment hereunder. With respect to each Client Directed Investment, Services shall bear the sole responsibility, and Investment Adviser shall bear no liability, for (x) conducting due diligence on and underwriting on such Client Directed Investment, (y) ensuring that, at the time of investment, such Client Directed Investment is in compliance with the Investment Guidelines and (z) the review, and negotiation of all legal and other documentation related to such Client Directed Investment.

(b) Income distributions in respect of any investment of an Account received in cash shall be considered Assets in such Account.

(c) The Investment Adviser shall have the authority to instruct the custodian(s) of the Assets designated by Services, and notified to Investment Adviser, from time to time (the “Custodian”) to (i) pay cash for securities and other assets purchased on behalf of the Accounts, (ii) deliver, upon receipt of payment, securities and other assets sold on behalf of the Accounts, (iii) accept delivery of securities and other assets purchased on behalf of the Accounts, and (iv) deliver securities or other assets in connection with the Investment Adviser’s Securities Lending Activities (defined below) on behalf of the Accounts; provided that, in each of clauses (i), (ii), (iii), or (iv) above, such payment, delivery, acceptance of delivery, or Securities Lending Activity otherwise complies with the terms of this Agreement. The Investment Adviser shall not have the authority to (i) instruct the Custodian to deposit or post margin or collateral into or from the Accounts or (ii) cause Services or the Custodian to deliver securities or other property, or pay cash to the Investment Adviser.

(d) Services agrees that, notwithstanding any notices or instructions it may provide to the Investment Adviser regarding contributions of assets Services intends to make to the Accounts, the Investment Adviser shall not commence effecting trades with respect to such assets until the Investment Adviser has confirmed with the Custodian that the Accounts have received such assets.

(e) Investment Adviser shall also provide to Services the following additional services in accordance with the Investment Guidelines:

(i)	Managing the run off of capital markets activities/transactions that were in existence as of the Effective Date;

(ii)

Securities lending and repurchase transactions, including without limitation, acting as lending agent, selecting lending agents, and managing and reinvesting cash collateral received in respect of such transactions in accordance with the terms of the relevant agreements (collectively, “Securities Lending Activities”); and

(iii)

Completing the re-registration of physical notes and other securities and revision of applicable administrative details forms and purchaser schedules to reflect the name change of certain Companies in connection with their disaffiliation from MetLife.

4. Investment Limitations and Guidelines. (a) The Investment Adviser shall manage the Assets in accordance with the Investment Guidelines and the investment objectives, policies, and restrictions set out in this Agreement or otherwise agreed from time to time by the parties.

(b) The Investment Adviser shall not:

(i)

deviate from or breach the Investment Guidelines. Notwithstanding the foregoing, in the event of an inadvertent deviation from or breach of the Investment Guidelines, Services may, in its sole discretion, consent in writing to such breach or deviation.

(ii)

invest the Assets (x) in any security identified as a restricted security or restricted issuer in the Investment Guidelines, or (y) in any other security, if Services has previously notified the Investment Adviser in writing that a Company is prohibited from investing in such security. In certain circumstances, Services may only provide Investment Adviser with the name of the ultimate parent of the issuers that a Company is prohibited from investing in. In each such instance, Investment Adviser will use reasonable efforts to ascertain all underlying issuers and securities that should also be restricted. In any case where the Investment Adviser is uncertain as to the meaning of a restricted security or restricted issuer in the Investment Guidelines, the Investment Adviser shall request written clarification or instruction.

(iii)	except as specifically permitted by the Investment Guidelines, borrow money on behalf of or in respect of an Account; or

(iv)

invest any Account or any portion thereof in any collective investment vehicle for which the Investment Adviser or any of its affiliates serves as investment manager or investment adviser if such investment would require such Account to pay a separate management fee, incentive fee or any similar fee to the Investment Adviser or any such affiliates, unless the Investment Adviser reduces its fees payable by Services in the amount of, or otherwise completely offsets, such separate management fee, incentive fee or similar fee.

5. Brokerage. (a) In the selection of brokers or dealers and the placing of orders for the Accounts, the Investment Adviser shall use its best efforts to seek to obtain the most favorable price and execution available and to seek to obtain prompt and good delivery of the appropriate securities or cash, except to the extent it may be permitted to pay higher commissions for brokerage and research services as described below. In selecting a broker or dealer for any transaction or series of transactions, the Investment Adviser may consider a number of factors consistent with its best execution policy. Notwithstanding the foregoing, Services may direct the Investment Adviser to use or not use a particular broker in connection with a transaction or series of transactions; provided, that Services may only direct the use of a particular broker if (i) such broker is on the Investment Adviser’s approved broker list, (ii) documentation is in place to execute the trade with such broker and (iii) use of such broker does not violate any applicable law. Any such direction must be communicated to the Investment Adviser in writing and shall not be deemed received by the Investment Adviser until acknowledged in writing. Services acknowledges and agrees that to the extent the Investment Adviser is directed to use a specified broker, the transaction or series of transactions may be subject to higher commissions or transaction costs and may receive less favorable net prices than would otherwise be the case if the Investment Adviser used another broker. For the avoidance of doubt, Services and the Investment Adviser agree that to the extent Services directs the Investment Adviser to use particular brokers(s) to execute some or all trades for Services, while the Investment Adviser will seek to execute on the most favorable overall terms then available from such brokers, the Investment Adviser is relieved of any obligation to achieve best execution for such transactions.

To the extent permitted by law, the Investment Adviser may, but shall be under no obligation to, bunch or aggregate orders occurring at approximately the same time for an Account with those of other applicable accounts managed by the Investment Adviser or its affiliates. Services acknowledges and agrees that the effect of aggregation may work on some occasions in relation to a particular order to the disadvantage of the Accounts. In the event of an aggregated order, the allocation of Assets so purchased or sold, as well as the expenses incurred in such transaction, shall be made by Investment Adviser in accordance with the Investment Adviser’s allocation policies. Further information regarding the Investment Adviser’s order aggregation practices is available in Part 2A of the Investment Adviser’s Form ADV.

The Investment Adviser shall not receive any “soft-dollar” benefits other than research benefits consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended, and SEC guidance thereunder. Accordingly, the Investment Adviser shall receive “soft-dollar” benefits only on agency transactions and certain riskless principal transactions that are reported under FINRA trade reporting rules. No “soft-dollar” benefits shall be received in connection with securities that are not executed on an agency basis, “regular” principal trades, or other instruments traded net with no explicit commissions. To the extent orders do result in any “soft-dollar” research benefits, the Accounts shall participate in all such benefits.

Prior to relying on Section 28(e) of the Securities Exchange Act of 1934, as amended, with respect to the investment management services provided under this Agreement, the Investment Adviser will provide Services with a copy of its soft dollar policy. Additionally, if applicable, the Investment Adviser shall at least annually or at any other time requested by Services provide to Services any information regarding its receipt of “soft dollar” services, including without limitation (i) the amount of all Account transactions entered with brokers or dealers who provided research services to the Investment Adviser, (ii) the brokers or dealers through whom such transactions were executed, (iii) the amount of commissions or other amounts paid with respect to the execution of such transactions and (iv) with respect to any research services received from independent or “third-party” research firms, the amount of commissions or other amounts paid with respect to such transactions in consideration for, in anticipation of, or otherwise with respect to the receipt of those research services.

(b) The Investment Adviser shall notify Services if the Investment Adviser or any affiliate of the Investment Adviser acts (or receiving fees, commissions, compensation, or other payments for acting) as a broker, dealer, or principal with respect to any transaction relating to the Assets. The reporting requirement established in the preceding sentence shall include reporting of actions taken through any affiliate, and the report shall be designed in such a manner as to disclose any possibility of self-dealing or conflict of interest.

(c) Without limiting Section 3(a), Services hereby delegates to the Investment Adviser the authority and discretion to act as agent and attorney-in-fact to negotiate and execute confirmations and other transactional documentation and agreements related to underlying securities or other investments that are held on behalf of one or more of the Companies in the Accounts. The Investment Adviser shall provide to Services and to the Custodian or other designated agent(s) of the Companies, in a manner reasonably acceptable to Services and such Custodian(s) or agent(s), all information in the possession or control of the Investment Adviser or any of its affiliates engaged by the Investment Adviser in connection with providing services under this Agreement reasonably requested by Services or such Custodian(s) or agent(s), as the case may be, to effect all purchases, sales, and settlements of or relating to the investment of the Assets and to collect and receive all dividends, interest payments, and other distributions or payments of any kind on account of or with respect to any investment of the Assets, to use commercially reasonable efforts, at the request of Services, to assist Services in avoiding or minimizing, as the case may be, any foreign or domestic withholding or other taxes of any kind with respect to such purchases, sales, settlements, dividends, payments, or distributions to take advantage of rights or warrant offerings and other corporate actions by issuers of investments held in the Accounts, to settle transactions, and to invest cash balances. The Investment Adviser will use commercially reasonable efforts to:

(i)	avoid purchasing or otherwise acquiring for the benefit of any Company an investment that creates a permanent establishment for tax purposes in any jurisdiction outside of the U.S., and

(ii)

not engage, on behalf of any Company, in any activity that would cause any Company to be required to file a net income based tax return in any non-US jurisdiction without the prior consent of Services, other than with respect to those non-US jurisdictions previously approved by Services and listed on Exhibit B.

In the event that Investment Adviser determines that it has caused a Company to be deemed to be engaged in any activity that would cause such Company to be required to file a net income based tax return in any non-US jurisdiction, Investment Adviser shall use commercially reasonable efforts to cooperate with such Company, the custodian and any other service provider identified by Services in order to provide such Company with all relevant tax-related information concerning the source, character and amount of such income required for such Company to make required tax filings that Investment Adviser may have in its possession. The Investment Adviser will work with the Custodian to reconcile accounting, transaction and asset-summary data reports and resolve any significant discrepancies following such reconciliation.

(d) Without the prior written consent of Services, no Assets shall be sold or otherwise directly or indirectly transferred between the Accounts or, to the knowledge of the Investment Adviser, to any other account managed or advised by the Investment Adviser or by any partner, principal, employee or other affiliate of the Investment Adviser or to any client of the Investment Adviser or of any partner, principal, employee or other affiliate of the Investment Adviser and, without the prior written consent of Services, no Assets shall be purchased or otherwise directly or indirectly acquired by an Account from another Account or, to the knowledge of the Investment Adviser, from any other account managed or advised by the Investment Adviser or by any partner, principal, employee or other affiliate of the Investment Adviser or any client of the Investment Adviser or of any partner, principal, employee or other affiliate of the Investment Adviser. The consent requirements established in this paragraph shall include consent with respect to purchases or sales or transfers to or from any account or client managed or advised by any affiliate, related company, partnership, joint venture and/or entity wherein the Investment Adviser or any partner, principal, employee or other affiliate of the Investment Adviser has an economic interest.

6. Reports.

(a) The Investment Adviser will provide to Services at its own expense the reports and information, and in such formats and frequencies, as are set forth in Exhibit D.

(b) In the event Services terminates this Agreement with respect to commercial real estate mortgage debt or agricultural mortgage debt, Investment Adviser shall continue to provide those reports listed on Exhibit D (or portions thereof) pertaining to outstanding loan participations in the Accounts until the earlier of the date on which (x) the entire indebtedness represented by all of the loans underlying such Account’s outstanding loan participations have been paid and/or the disposition of all properties/assets acquired upon foreclosure and (y) such Account no longer holds any loan participations originated by the Investment Adviser’s affiliates.

7. Representations and Warranties of the Investment Adviser. The Investment Adviser hereby represents and warrants to Services on the Effective Date as follows, which representations and warranties in that case of Sections 7(a)-(g), 7(i) and 7(m)-(p) shall be deemed repeated at and as of all times during the term of this Agreement:

(a) Organization and Authority. The Investment Adviser is a limited liability company, duly organized, validly existing, and in good standing under the laws of Delaware, and has full power and authority to carry on its business as it has been and is conducted. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby are within the power and authority of the Investment Adviser and have been duly authorized by all necessary corporate and other action, and constitute legal, valid and binding obligations enforceable against the Investment Adviser in accordance with their respective terms.

(b) No Breach. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will violate (i) any agreement to which the Investment Adviser is a party or by which it is bound, or any law, statute, regulation, rule, vote, order, injunction or approval of any government or political subdivision or any agency, central bank or other instrumentality of either, or any court, tribunal, arbitrator or self-regulatory organization, in each case whether domestic, foreign or international, with jurisdiction over the Investment Adviser (any of such being defined herein as “Law”), or (ii) any provision of the Investment Adviser’s organizational documents, or any indenture, agreement or instrument to which the Investment Adviser is a party or by which any of its assets or properties is bound, or conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or instrument; in either (i) or (ii) the violation of which might reasonably be expected to adversely affect its ability to comply with and perform its obligations under this Agreement.

(c) No Violations of Law. Within the past ten years, neither the Investment Adviser nor any of its managers, members, directors, officers, employees or affiliates, in each case, who are responsible for the provision of services hereunder, has been charged with or convicted of or plead guilty or nolo contendere to (i) any misdemeanor involving fraud, false statements or omissions, wrongful taking of property, bribery, forgery, counterfeiting, extortion, or a conspiracy to commit any of these offenses, or (ii) a violation of any Law (1) governing transactions in securities, the provision of investment advisory services, or otherwise regulating any financial service or (2) that is a felony.

(d) Licenses, Approvals, etc. The Investment Adviser has obtained all necessary licenses, approvals, and authorizations from all appropriate federal, state, local and (where relevant) foreign governmental authorities for the performance of its obligations under this Agreement. Without limiting the foregoing, the Investment Adviser is duly registered with the Securities and Exchange Commission (“SEC”) as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”), and will, as required by Law, maintain such registration throughout the term of this Agreement and, further, the Investment Adviser represents and warrants that it and each of its managers, members, principals, directors, and officers, and those employees responsible for the provision of services hereunder have materially complied with the requirements of, and have materially performed all acts mandated by, any United States state, United States federal or foreign government in order for it or them to act under the terms and conditions of this Agreement and that it and they will continue so to comply with such requirements and to perform such acts throughout the term of this Agreement.

(e) Insurance. The Investment Adviser has in place insurance adequate in light of its obligations and potential liabilities under this Agreement. All such policies or binders of insurance are valid and enforceable in accordance with their terms and are in full force and effect, and include a professional liability policy with limits of at least $150 million. There have been no impairment of limits of any such insurance policy or binder by the insurer or by any exhaustion or claim payment, and the Investment Adviser has not received notice of cancellation or non-renewal of any such policy or binder. The Investment Adviser will, upon request, provide Services with a list and brief description of the nature, amount and name(s) of carrier(s) of all such insurance or with copies of certificates of insurance evidencing such insurance policies or other additional information as may be appropriate. The Investment Adviser will promptly notify Services in writing in the event that any such coverage is canceled or otherwise terminated without replacement, or modified in a materially adverse manner.

(f) Accuracy of Documents. Each representation or warranty contained in this Agreement and each written statement, certificate, or document furnished or to be furnished to Services by or on behalf of the Investment Adviser pursuant to this Agreement is or will be, as the case may be, true, accurate and complete and contain no material misstatement or omission.

(g) Capacity. The person or persons executing and delivering this Agreement on behalf of the Investment Adviser have all requisite power, authority, and capacity to so execute and deliver them.

(h) No Material Adverse Change. Since the date of its last financial statement, there has not been, occurred, or arisen any material adverse change in the financial condition or in the business of the Investment Adviser or any event, condition or state of facts which materially and adversely affects, or to its knowledge threatens to materially affect, the ability of the Investment Adviser to comply with and perform its obligations under this Agreement.

(i) Compliance. The Investment Adviser has reasonably designed policies and procedures to procure and ensure it is in material compliance with:

(i)

all applicable laws, rules and regulations, including all applicable laws, rules and regulations related to investments, directly or through either a domestic or foreign subsidiary, in countries outside of the United States of America, related to laws and regulations which seek to prohibit or limit business activities which pose the potential for supporting or advancing terrorist related activities, particularly business activities in sanctioned or sensitive foreign countries (as identified by the U.S. federal government, the Department of Treasury, the Department of State or the SEC); and

(ii)

the regulations, orders or directives of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury (including any country sanctions programs or Specially Designated and Blocked Persons List administered and enforced by OFAC), and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.

(j) Anti-Corruption. Each of the Investment Adviser and its officers, partners, members, managers, and directors and, to its knowledge, those employees, or affiliates engaged by the Investment Adviser for the provision of services under this Agreement (i) has not been charged with violating applicable anti-corruption laws, including without limitation the Foreign Corrupt Practices Act (“FCPA”), or the OECD Convention on Combating Bribery of Foreign

Public Officials in International Business Transactions (“OECD Convention”), (ii) has not directly or indirectly, given or offered anything of value, including, but not limited to, cash, contributions, gifts, or entertainment, to foreign or domestic government officials or to any private commercial person or entity for the purpose of gaining an improper business advantage in violation of any such applicable anti-corruption law and (iii) has established sufficient internal controls and procedures to ensure compliance with applicable anti-corruption laws, including, but not limited to, the FCPA and the OECD Convention.

(k) Investigations. Except as has been disclosed in writing to Services (including through delivery of the Investment Adviser’s Form ADV), none of the Investment Adviser nor any of its officers, partners, members, managers, directors, employees, representatives, agents, or affiliates, in each case, who will be responsible for carrying out the terms of this Agreement in connection with investment management responsibilities, (i) have knowledge, or have received notice, that they are the subject of any formal investigation for violation of any applicable investment-related law, rule or regulation or (ii) are subject to any prohibition or suspension of trading or other privileges on any securities exchange, board of trade, or other organized market.

(l) No Litigation. No material litigation, proceeding or formal investigation of or before any court, arbitrator or government authority, including, without limitation, the SEC or state securities regulatory authority is pending or, to the knowledge of the Investment Adviser, threatened in writing (a) asserting the invalidity or unenforceability of this Agreement, (b) seeking to prevent the consummation of any transactions contemplated by this Agreement or (c) seeking any determination or ruling that would reasonably be expected to have an adverse effect on the ability of the Investment Adviser to perform its obligations under this Agreement. To the Investment Adviser’s knowledge, no material litigation or proceeding before any court, arbitrator or government authority is pending or threatened claiming or alleging the violation of any applicable investment-related law, rule or regulation or the breach of applicable fiduciary duties (a “Material Action”) by the Investment Adviser or any of its officers, partners, members, managers, directors, employees, or affiliates, in each case, who will be responsible for carrying out the terms of this Agreement in connection with investment management responsibilities, except any such Material Actions that has been disclosed to Services. Neither the Investment Adviser nor, to the Investment Adviser’s knowledge, any of its officers, partners, members, managers, directors, employees, or affiliates in each case, who will be responsible for carrying out the terms of this Agreement in connection with investment management responsibilities, has been convicted or found guilty in connection with any Material Action in the last ten (10) years.

(m) Business Continuity Plan. The Investment Adviser has in place a business continuity plan, which may be updated from time to time, that governs Investment Adviser’s treatment of (i) material data processed by Investment Adviser’s computer systems in the performance of its duties hereunder, and the retrieval of any such material data from Investment Adviser’s back-up facilities, and (ii) the performance of its duties under this Agreement relating to contingency planning, disaster recovery, back-up processing, recovery time objective, resumption operating capacities, escalation, activation and crisis management procedures, and cyber-security and such business continuity plan is subject to regular review and testing and is appropriate in light of Investment Adviser’s business and its obligations hereunder.

(n) Delivery of Documents. The Investment Adviser has delivered to Services a copy of its most recent Part 2 of the Investment Adviser’s Form ADV, as amended either prior to or at the time of execution of this Agreement.

(o) Policies and Procedures. The Investment Adviser has adopted and implemented written policies and procedures, as required by Rule 206(4)-7 under the Advisers Act, which are reasonably designed to prevent violations of federal securities laws by the Investment Adviser and its supervised persons. The Investment Adviser has provided Services with its compliance policies and procedures (or summaries thereof) applicable to the performance of the investment management services, including those related to best execution, cross-trades and allocation of investments, and agrees to provide copies (or summaries) of any material amendments to such policies and procedures from time to time.

(p) Personnel and Facilities. The Investment Adviser has sufficient and sufficiently qualified and knowledgeable personnel and sufficient facilities to perform its duties under this Agreement.

8. Covenants of the Investment Adviser. The Investment Adviser covenants with Services as follows:

(a) Compliance with Laws. The Investment Adviser:

1)

shall comply and cause each of its officers, partners, members, managers, directors, employees, and affiliates engaged by the Investment Adviser for the provision of services under this Agreement to comply, with all governmental, regulatory and exchange licenses, registrations, and approvals required by law as may be necessary to perform its obligations under this Agreement and to perform such acts throughout the term of this Agreement;

2)	shall comply with all Laws applicable to it in its capacity as an investment adviser and in its performance of this Agreement;

3)

shall ensure that it will be in compliance with all applicable United States federal anti-terrorism and anti-terrorist financing laws and regulations related to investments, including, if applicable, the Uniting and Strengthening of America by Providing the Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended;

4)

shall, and shall cause each of its officers, partners, members, managers, directors, employees, or affiliates engaged by the Investment Adviser for the provision of services under this Agreement to (i) use funds for lawful purposes, (ii) not violate applicable anticorruption laws, including without limitation the FCPA and the OECD Convention, (iii) not, directly or indirectly, give or offer anything of value, including, but not limited to, cash, contributions, gifts, or entertainment, to foreign or domestic government officials or to any private commercial person or entity for the purpose of gaining an improper business advantage in violation of any such applicable anticorruption laws and (iv) establish sufficient internal controls and procedures to ensure compliance with applicable anticorruption laws, including, but not limited to, the FCPA, the UK Bribery Act, and the OECD Convention;

5)

shall comply with all applicable federal laws and regulations related to investments, directly or through either a domestic or foreign subsidiary, in countries outside of the United States of America, related to laws and regulations which seek to prohibit or limit business activities which pose the potential for supporting or advancing terrorist related activities, particularly business activities in sanctioned or sensitive foreign countries (as identified by the U.S. federal government, the Department of Treasury, or the SEC);

6)

shall, to the extent permitted by applicable law, promptly notify Services in writing (a) if the representation in Section 7(h) herein ceases to be true or (b) if there occurs or has arisen any material adverse change in the financial condition or in the business of the Investment Adviser or any event, condition, or state of facts which materially adversely affects, or to its knowledge threatens to affect, the Investment Adviser’s ability to manage the Accounts.

(b) Duty of Care. The Investment Adviser (i) shall fully and faithfully discharge all of its obligations, duties, and responsibilities pursuant to this Agreement with the care, skill, prudence, and diligence under the circumstances then prevailing that a prudent person in like capacity and acting in accordance with this Agreement would use in like situations and (ii) acknowledges that it is a fiduciary with respect to the Assets, and assumes the duties, responsibilities and obligations of a fiduciary.

(c) Confidentiality. The Investment Adviser shall implement and maintain written administrative, physical and technical safeguards reasonably and appropriately designed to protect the confidentiality, integrity and availability of the information it obtains under this Agreement. The Investment Adviser shall retain as strictly confidential the transactions contemplated hereunder, including without limitation allocations of the Assets (as defined herein) and the identity and composition of the investments in which the Assets (as defined herein)are invested, as well as all information about Services and the Companies and each of their affiliates received in performing services contemplated by this Agreement, except (i) as among the parties and their affiliates, agents, or service providers in their ordinary course of business who need to know such information to perform their duties in connection with this Agreement or the Accounts or in connection with any verification of the Investment Adviser’s track record (provided the name of the Companies is not disclosed) or for any other accounting, reporting or auditing purposes, (ii) to the extent that disclosure thereof is or may be appropriate, to trade counterparties in relation to transactions undertaken for the Accounts, and to the Custodian, in order to assist or enable the proper performance of its services, (iii) as may be required by applicable state or federal Laws, or applicable regulations, regulatory request or court order, (iv) to the extent that such information has been publicly disclosed other than in violation of this Agreement or any other agreement of which the Investment Adviser has knowledge, (v) in connection with the potential provision of additional services to Services or the Companies or their affiliates by the Investment Adviser or its affiliates; provided any information provided by the Investment Adviser or its affiliates in connection with this clause (v) to unaffiliated third parties shall not include individual holdings level information or (vi) except to the extent that such disclosure may be authorized in advance by Services in writing. The obligations of confidentiality contained herein shall not apply to the federal tax structure or federal tax treatment of the investments advised by the Investment Adviser. The preceding sentence is intended to cause the relationship between the Investment Adviser and Services to be treated as not having been offered under the conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the Internal Revenue Code of 1986, as amended (the “Code”) and Section 6111 of the Code and the Treasury Regulations promulgated thereunder, and shall be construed in a manner consistent with such purpose. The Investment Adviser shall not use any information obtained under this Agreement for any reason other than as necessary to perform its duties under this Agreement and as otherwise permitted herein. The Investment Adviser acknowledges and agrees that all information and data relating to Services, any Company or any affiliate of either Services or a Company that is obtained by the Investment Adviser from Services, any Company or any affiliate of either Services or a Company under this Agreement is and remains at all times the property of Services, the applicable Company or applicable affiliate, provided, that Investment Adviser may retain a copy of such information and data for recordkeeping purposes.

(d) Use of Name, etc. Except when required by applicable law or regulatory authority, without the prior written consent of Services, the Investment Adviser shall not, and shall cause its affiliates, partners, officers, directors, employees, members, and agents not to, (i) disclose to any third party, the public, or otherwise any information regarding Services’ engagement of the Investment Adviser as investment manager pursuant to this Agreement, including, without limitation, the name or identity of Services or the Companies or any of their affiliates, the fact that it has entered into this Agreement with Services, or any information regarding the Assets or the Accounts, except as reasonably necessary to perform its responsibilities under this Agreement and as otherwise provided herein; (ii) represent, directly or indirectly, whether orally or in writing, that any product or service provided by the Investment Adviser or any of its affiliates has been approved or endorsed by Services or a Company or any of their affiliates or (iii) use, or permit the use of, whether orally or in writing, the name of Services or the Companies or any of their affiliates or any derivative of any of them in any logos, trademarks, trade name, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by Services or a Company or any of their affiliates for any promotional purpose or any other activities, including in any marketing materials, publications, advertising or press releases.

(e) Examinations, etc. If the Investment Adviser is subject to any non-routine examination, inspection, or other similar process, excluding sweeps and other general requests for information, which involves or relates to the investment advisory activities of any of the Investment Adviser, its affiliates, principals, partners, or employees engaged by the Investment Adviser for the provision of services under this Agreement, by any regulatory authority, including without limitation the SEC, to the extent not prohibited by applicable confidentiality restrictions, applicable law or regulatory instruction, the Investment Adviser shall promptly notify Services. The Investment Adviser shall provide to Services a description of any findings or deficiencies by regulatory authorities upon the conclusion of any non-routine examination, inspection, or similar process described in this clause (e) to the extent not prohibited by applicable confidentiality restrictions, applicable law or regulatory instruction.

(f) Notice of Material Action. To the extent permitted by applicable law or regulatory authority, the Investment Adviser shall promptly notify Services in writing if any of the representations contained in Sections 7(b), (c), (h), (j), (k) or (l) cease to be materially true and will furnish Services with a description of such matters to the extent not prohibited by applicable confidentiality restrictions, applicable law or regulatory instruction.

(g) Filings and Registrations. The Investment Adviser shall maintain during the term of this Agreement, all filings and registrations with governmental and regulatory authorities necessary or required in order to perform its obligations hereunder.

(h) Required Regulatory Reports. The Investment Adviser shall, upon request by Services, provide Services with such data in its possession as Services may reasonably request in order to assist Services in Services’ preparation and filing, with appropriate federal and state regulatory and administrative authorities, all reports required to be filed by Services or a Company in connection with the services provided under this Agreement with those authorities under then current applicable laws, rules and regulations.

(i) Change in Management. The Investment Adviser shall notify Services in writing of any change in the identity of any of the individuals principally responsible for the management of an Account promptly upon the Investment Adviser learning of such change.

(j) Investment Guidelines.

(a) If the Investment Adviser invests the Assets in violation of the Investment Guidelines or the Investment Guidelines are violated in any other way, the Investment Adviser will promptly notify Services in writing of such violation. If the Investment Adviser makes an operational or process error with respect to the investment of the Assets, the Investment Adviser will include such error in the reports contained in Exhibit D.

(b) The Investment Adviser does not guarantee the future performance of the Accounts or any specific level of performance, the success of any investment decision or strategy that the Investment Adviser may use, the success of the Investment Adviser’s overall management of the Accounts or that any investment objective, investment performance, expectations, risk or return targets stated in the Agreement, including without limitation the Investment Guidelines, will be achieved. Services understands that investments made for the Accounts are at Services’ sole risk, are subject to various market, currency, economic, political and business risks and will not always be profitable. The Investment Adviser will manage only the securities, cash and other investments held in the Accounts and in making investment decisions for the Accounts, the Investment Adviser will not consider any other securities, cash or other investments owned or managed by Services.

(k) Material Non-Public Information. If the Investment Adviser at any time intends to disclose to an employee or agent of Services or its affiliate any “Material Non-Public Information” (as such term is interpreted under the federal securities laws) relating to one or more securities or issuers, the Investment Adviser shall, prior to such disclosure, notify in writing the Investments Compliance unit of Services (“Investments Compliance”) at gainvestmentscompliance@brighthousefinancial.com of the identity of the employee(s) who will receive the information and the name of the issuer and/or securities that the Investment Adviser has restricted as a result of such Material Non-Public Information, but without disclosing to Investments Compliance the substance of the information. The Investment Adviser shall notify Investments Compliance in writing at gainvestmentscompliance@brighthousefinancial.com upon the Investment Adviser’s subsequent removal of such restriction from Investment Adviser’s restricted list.

(l) Delivery of Amended Form ADV. It will promptly furnish Services with copies of any material amendments to its Form ADV.

(m) Delivery of System and Organization Controls Reports. It will deliver to Services no less frequently than annually a copy of any System and Organization Controls report, including any SOC 1 or SOC 2 report (or any report that is created pursuant to an auditing standard that succeeds Statement on Standards for Attestation Engagements 18 promulgated by the American Institute of Certified Public Accountants) that is created for the Investment Adviser from time to time and that relates to any of the services that the Investment Adviser provides to Services or any related controls.

(n) Books and Records. The Investment Adviser shall keep and maintain complete and accurate books and records relating to the investment advisory services provided under this Agreement, including each transaction concerning the Assets. All such records shall be kept in accordance with applicable laws and regulations, including, as applicable, the Advisers Act and the rules promulgated thereunder. Without limiting the foregoing, the Investment Adviser covenants to retain all historical financial information relating to any Asset for a period of seven years from the date Investment Adviser no longer manages such Asset. Investment Adviser acknowledges that all books and records provided for pursuant to this Section 8(n) shall be the property of Services and shall be made available to Services, its accountants, auditors or other representatives for inspection and/or copying in such format as may be reasonably requested by Services (at the expense of Services) upon written request and with reasonable notice to the Investment Adviser, during regular business hours; provided, that Investment Adviser may retain a copy of such books and records for recordkeeping purposes. In addition, the Investment Adviser (i) will provide any materials, reasonably related to the services provided under this Agreement and in its possession, as may be reasonably requested in writing by Services or as may be required by any state or federal insurance regulator or regulatory or quasi-regulatory authority having jurisdiction over Services or a Company and (ii) will timely provide to Services for review and comment any transactional documents or materials relating to the Assets as may be reasonably requested by Services. Services may audit all records and documents relating to the investment advisory services provided under this Agreement, at the expense of Services, upon reasonable written notice to the Investment Adviser, during regular business hours, to ensure that controls and procedures relating to the services provided under this Agreement are in place; provided, however, that nothing herein will allow Services to review data pertaining to other clients of the Investment Adviser or clients of its investment advisory affiliates.

(o) Notices of Votes or Consents. Investment Adviser will, on a quarterly basis, notify Services of any right to vote or request to consent in relation to the Assets (other than public equity Assets) to Services, which (i) negatively affects the tax outcomes of the relevant transaction or an Asset, (ii) Investment Adviser reasonably considers, in its sole discretion, could have a material adverse effect on an Asset, or (iii) covers any of the matters covered on Exhibit G; provided, that such notice shall be for informational purposes only and shall not preclude Investment Adviser from exercising its discretionary voting or consent rights subject to the terms of this Agreement; provided, that with respect to residential whole loans, Investment Adviser, on a quarterly basis, will provide Services with a high level overview of the percentage of the portfolio by delinquency status and a detailed summary of all loans that are non-performing/in default/in bankruptcy/in foreclosure and a detailed summary of all loan modifications (principal reductions, changes to interest rates, maturities, etc). Notwithstanding the foregoing, Investment Adviser shall seek the consent of Services with respect to (x) votes or consents pertaining to forgiveness of principal of any Asset (other than in connection with the residential whole loans) or (y) votes or consents pertaining to prepayment of principal of any loan underlying any loan participation interest acquired by a Company from an affiliate of the Investment Adviser.

9. Representations and Warranties of Services. Services hereby represents and warrants to the Investment Adviser on the Effective Date as follows, which representations and warranties shall be deemed repeated at and as of all times during the terms of this Agreement:

(a) Services has been appointed by each of the Companies, respectively, to provide investment management and investment supervisory services, pursuant to the terms and conditions of each respective IMA, and has full power and authority to appoint the Investment Adviser as a sub-investment manager with respect to the Assets and investment manager with respect to Services’ Assets, including the authority to specify and make changes to the Investment Guidelines.

(b) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will violate (i) any agreement to which Services is a party or by which it is bound, or any law, statute, regulation, rule, vote, order, injunction or approval of any government or political subdivision or any agency, central bank or other instrumentality of either, or any court, tribunal, arbitrator or self-regulatory organization, in each case whether domestic, foreign or international, with jurisdiction over Services, or (ii) any provision of Services’ organizational documents, or any indenture, agreement or instrument to which Services is a party or by which any of its assets or properties is bound, or conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or instrument; in either (i) or (ii) the violation of which might reasonably be expected to adversely affect its ability to comply with and perform its obligations under this Agreement.

(c) The Agreement has been duly authorized by appropriate action and when so executed and delivered will be binding upon it in accordance with its terms.

(d) All transactions, instruments and obligations set forth in the Investment Guidelines (i) are within each respective Company’s power, (ii) are duly authorized by Services and the respective Company, (iii) will not violate constituent documents of, or any law, regulation or rule binding on the respective Company, and (iv) when duly entered into with a counterparty, will be the legal, valid and binding obligations of the respective Company.

(e) It has received a copy of Part 2 of the Investment Adviser’s ADV, as amended either prior to or at the time of signing the Agreement.

(f) Services and each Company is aware of the risk of loss inherent in the investment strategies of the Accounts and represents that each Company (i) is and during the term of this Agreement will remain a “qualified purchaser” as defined in Section 2(a)(51) of the Investment Company Act of 1940, as amended (the “Company Act”), a “qualified client” as that term is defined in Rule 205-3(d)(1) of the Advisers Act, an “accredited investor” in accordance with Rule 501 of Regulation D promulgated under the Securities Act, an “eligible contract participant” as defined in Section 1a(12) of the Commodity Exchange Act, as amended, and a “qualified institutional buyer” as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”); and (ii) other than BHS, is eligible to receive “new issues” because neither it, nor anyone holding a beneficial interest in the Account, is a restricted person as contemplated under the rules of the Financial Industry Regulatory Authority, Inc. Services will promptly notify the Investment Adviser if any of the representations in this clause (f) are no longer accurate.

(g) None of the Companies is an investment company as defined by the Company Act, and registration of the Accounts under the Company Act is not required.

(h) The Assets of the Accounts do not constitute assets of (i) an employee benefit plan, as defined in and subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (b) a plan as defined in and subject to Section 4975 of the Code; (c) a governmental, church or non-U.S. plan subject to any Federal, State, local or non-U.S. law substantially similar to Section 406 of ERISA or Section 4975 of the Code (each of the foregoing, a “Plan”), or (d) any entity the assets of which constitute assets of any such Plan by reason of the Plan’s investment in such entity under Section 2510.3-101 of ERISA, as modified by Section 3(42) of ERISA or substantially similar State, local or non-U.S. law.

(i) Neither Services nor any Company is an issuer that would be an investment company as defined in the Company Act, but for Section 3(c)(1) or Section 3(c)(7) of such Act.

(j) Neither Services nor any Company is a commodity pool under Section 1a(10) of the U.S. Commodity Exchange Act, as amended; and the Accounts do not contain assets of any such issuer or pool.

(k) None of the beneficial owners of the Assets in the Accounts are a “government entity” within the meaning of Rule 206(4)-5 under the Advisers Act.

(l) Services and the Companies are each a “U.S. person” as defined in the Securities Act.

(m) On an enterprise basis, BHF has in place an anti-money laundering policy and has established processes designed to comply with the applicable provisions of the: (A) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct

Terrorism Act of 2001 (the “PATRIOT Act”), (B) rules implementing the anti-money laundering compliance program requirements of 31 U.S.C.§ 5318(h) including the CIP Rule under Section 326 of the PATRIOT Act effective June 9, 2003, (C) other rules and regulations under the Bank Secrecy Act, and (D) restrictions and prohibitions issued by the US Treasury’s Office of Foreign Assets Control.

(n) Services is a limited liability company, duly organized, validly existing, and in good standing under the laws of Delaware, and has full power and authority to carry on its business as it has been and is conducted. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby are within the power and authority of Services and have been duly authorized by all necessary corporate and other action, and constitute legal, valid and binding obligations enforceable against Services in accordance with their respective terms.

(o) Each of the Companies (i) are a “domestic” “corporation” under Section 7701 of the Code, (ii) are each eligible to claim benefits under each U.S. income tax treaty listed on Appendix C of the Investment Guidelines and (iii) are the respective U.S. federal income tax owners assets under this Agreement.

10. Limitation of Liability; Indemnification.

(a) Neither the Investment Adviser, nor its members, partners, officers, managers, directors, agents, employees and affiliates (the “Investment Adviser Parties”), shall be liable to the Brighthouse Parties (as defined below) for (i) any acts or omissions, or any error of judgment or for any loss suffered by Services or the Companies in connection with the management of the Assets, except those losses resulting from (x) the willful misfeasance, fraud, bad faith or negligence of any of the Investment Adviser Parties, (y) a material breach of applicable law or material breach of this Agreement by any of the Investment Adviser Parties, or (z) a violation of the Investment Guidelines or operational or process errors that has not been waived by Services; provided, that if the Investment Adviser remedies any such violation or error, all losses with respect to this clause (z) shall be limited to actual monetary losses incurred in connection with the Investment Adviser bringing the portfolio back into compliance with the Investment Guidelines, (ii) the Investment Adviser’s reliance on Client Data, (iii) Service’s use of any third party pricing or valuation information provided by Investment Adviser as provided in Section 2(b), (iv) any Custodian’s actions or omissions, and (v) any acts or omissions of any broker or agent, provided that Investment Adviser has acted in good faith and with due diligence consistent with its fiduciary obligations in the selection, use and monitoring of such third parties; provided, that the Investment Adviser’s liability arising from Securities Lending Activities shall be limited as set forth in Section 10(m) below; provided, further, that the Investment Adviser shall have no liability for RSAT Program breaches caused by (i) Services’ failure to implement an RSAT strategy or trade recommended by Investment Adviser or (ii) actions taken by Services or another manager with respect to the RSAT Program without consultation and agreement by Investment Adviser.

(b) The Investment Adviser shall indemnify and hold harmless Services and its affiliates and the respective directors, affiliates, officers, agents, and employees of any of them (the “Brighthouse Parties”), from and against any and all losses, claims, demands, actions, or liability of any nature, including but not limited to reasonable attorneys’ fees, expenses, and court costs, directly or indirectly arising or resulting from (x) the willful misfeasance, fraud, bad faith or negligence of any of the Investment Adviser Parties, (y) a material breach of applicable law or material breach of this Agreement by any of the Investment Adviser Parties, or (z) a violation of the Investment Guidelines or operational or process errors that has not been waived by Services; provided, that if the Investment Adviser remedies any such violation or error, all losses with respect to this clause (z) shall be limited to actual monetary losses incurred in connection with the Investment Adviser bringing the portfolio back into compliance with the Investment Guidelines; provided, that the Investment Adviser’s liability arising from Securities Lending Activities shall be limited as set forth in Section 10(m) below; provided, further, that the Investment Adviser shall have no liability for RSAT Program breaches caused by (i) Services’ failure to implement an RSAT strategy or trade recommended by Investment Adviser or (ii) actions taken by Services or another manager with respect to the RSAT Program without consultation and agreement by Investment Adviser.

(c) Services shall indemnify and hold harmless the Investment Adviser Parties, from and against any and all losses, claims, demands, actions, or liability of any nature, including but not limited to reasonable attorneys’ fees, expenses, and court costs, directly or indirectly arising or resulting from (x) the willful misfeasance, fraud, bad faith or negligence of any of the Brighthouse Parties, or (y) a material breach of applicable law or material breach of this Agreement by any of the Brighthouse Parties; provided, however, that this indemnity shall not extend to losses for which the Investment Adviser shall be liable under Section 10(a).

(ii) The Investment Adviser shall enter into no settlement of any claim against a Brighthouse Party without the express written approval of each affected Brighthouse Party. Services shall not enter into a settlement of any claim against an Investment Adviser Party without the express written approval of each affected Investment Adviser Party. Any settlement of any claim by a Brighthouse Party or an Investment Adviser Party shall not constitute a waiver of any rights of that party under this Section 10 of this Agreement or an admission of any liability under this Section 10 of this Agreement.

(d) Nothing in this Section 10 shall create in either party any right to assume the defense of any claim against the other party.

(e) Each Company shall be subrogated to, and succeed to, all rights of Services against the Investment Adviser appointed under this Agreement.

(f) The availability to a Brighthouse Party of the indemnification provided in this Section 10 shall not preclude the exercise of any other rights, at law or in equity, which such Brighthouse Party may have against the Investment Adviser or an Investment Adviser Party. The availability to an Investment Adviser Party of the indemnification provided in this Section 10 shall not prevent the exercise of any other rights, at law or in equity, which such Investment Adviser Party may have against Services or a Brighthouse Party.

(g) The Investment Adviser shall not be deemed to have breached this Agreement or the Investment Guidelines in connection with fluctuations arising from market movements or credit downgrades by nationally recognized statistical rating organizations or the movement of Assets out of or into the Accounts by Services; provided that, in each case, Investment Adviser promptly notifies Services in writing of such event and works in good faith with Services to either cure or waive such breach.

(h) The Investment Adviser shall not be liable to Services in respect of the default, fraud, act or omission, negligence or willful misconduct of any market counterparty through or with whom transactions are effected for the Accounts. Notwithstanding the foregoing, Investment Adviser will act in good faith and with due diligence consistent with its fiduciary obligations in the selection, use and monitoring of third parties.

(i) Notwithstanding anything contained in this Section, (i) the Investment Adviser shall not incur any liability for any indirect, special or consequential loss of any kind (even if the Investment Adviser knows of the possibility of such losses or damages and regardless of the type of action in which any claim may be brought) and (ii) Services shall not incur any liability for any indirect, special or consequential loss of any kind (even if Services knows of the possibility of such losses or damages and regardless of the type of action in which any claim may be brought).

(j) Notwithstanding anything contained in this Section, (i) the Investment Adviser shall not incur any liability for any loss of goodwill or business (in either case, either direct or indirect) that may be incurred by any Brighthouse Party and (ii) Services shall not incur any liability for any loss of goodwill or business (in either case, either direct or indirect) that may be incurred by any Investment Adviser Party. Further, with respect to Securities Lending Activities, the Investment Adviser does not assume any market or investment risk of loss associated with any investment or change of investments, including any cash collateral reinvestments with respect to the reinvestment portfolio.

(k) While the Investment Adviser will seek to fulfill its obligations to Services, exceptional circumstances may occur from time to time where, for reasons beyond the Investment Adviser’s control, the Investment Adviser may be, or may reasonably believe that it is, unable to do so without considerable expense (as a result of an act of God or force majeure, including environmental incidents and terrorist activity), and in such circumstances, after providing written notice to Services, the Investment Adviser shall not be liable for any losses suffered as a result of the non-fulfillment of any such obligations.

(l) If at the time of a default by a borrower with respect to a securities lending transaction (“Borrower”), some or all of the loaned securities (the “Loaned Securities”) under such securities lending transaction have not been returned by the Borrower, then, subject to the terms of this Agreement, Investment Adviser shall indemnify the Brighthouse Parties against the default of the Borrower as follows:

(i)

Investment Adviser shall purchase a number of replacement securities equal to the number of unreturned Loaned Securities (the “Replacement Securities”), to the extent that such Replacement Securities are available on the open market. Such Replacement Securities shall be purchased by applying the proceeds of the collateral with respect to such securities lending transaction to the purchase of such Replacement Securities. If and to the extent that such proceeds are insufficient or the collateral is unavailable, the purchase of such Replacement Securities shall be made at Investment Adviser’s expense.

(ii)

If Investment Adviser is unable to purchase Replacement Securities pursuant to Section 10(m)(i) hereof, Investment Adviser shall credit to the relevant Account an amount equal to the market value of the unreturned Loaned Securities for which Replacement Securities are not so purchased, determined as of (i) the last day the collateral continues to be successfully marked to market by the Borrower against the unreturned Loaned Securities (i.e., the last day the Borrower provided additional collateral to Investment Adviser, if required, or excess collateral was returned by the Investment Adviser to the Borrower); or (ii) the next business day following the day referred to in (i) above, if higher.

(iii)

In addition to making the purchases or credits required by Sections 10(m)(i) and 10(m)(ii) hereof, Investment Adviser shall credit to such relevant Account the value of all distributions on the Loaned Securities (not otherwise credited to such Account with the Investment Adviser), for record dates which occur before the date that Investment Adviser purchases Replacement Securities pursuant to Section 10(j)(i) or credits such Account pursuant to Section 10(m)(ii).

(iv)

Any credits required under Sections 10(m)(ii) and 10(m)(iii) hereof shall be made by application of the proceeds of the collateral, if any, that remains after the purchase of Replacement Securities pursuant to Section 10(m)(i). If and to the extent that the collateral is unavailable or the value of the proceeds of the remaining collateral is less than the value of the sum of credits required to be made under Sections 10(m)(ii) and 10(m)(iii), such credits shall be made at Investment Adviser’s expense.

(v)

If, after application of Sections 10(m)(i) through 10(m)(iv) hereof, additional collateral remains or any previously unavailable collateral becomes available or any additional amounts owed by the Borrower with respect to such securities lending transaction(s) are received from the Borrower, Investment Adviser shall apply the proceeds of such collateral or such additional amounts first to credit to such relevant Account all other amounts owed by the Borrower to such Account with respect to such securities lending transaction(s), and then to reimburse itself for any amounts expended by Investment Adviser pursuant to Sections 10(m)(i) through 10(m)(iv) above.

(vi)

In the event that Investment Adviser incurs any loss or expense under this Section 10(m), Investment Adviser shall to the extent of such payment, loss or expense, be subrogated to, and succeed to, all the rights of Services or the relevant Company against the Borrower with respect to the applicable securities lending transaction(s).

(vii)

The provisions of this Section 10(m) shall not apply to losses attributable to war, riot, revolution, acts of government or other causes beyond the reasonable control or apprehension of Investment Adviser. For the avoidance of doubt, the provisions of this Section 10(m) shall apply to, inter alia, losses attributable to Borrower defaults.

(m) Services acknowledges and agrees that the Investment Adviser and certain of its investment advisory affiliates that have been delegated certain services hereunder by Investment Adviser, and not any of its or their respective employees, officers, managers or directors (“Met Representative”), is responsible for their respective activities and the provision of the services hereunder, and Services agrees that neither it nor any Company will bring any claim or take any action against any Met Representative in respect of any acts, omissions or events in connection with this Agreement and waives any rights that it may have to do so except where such a claim may not be excluded by law. The Investment Adviser Parties shall not have any liability to Services except as may be provided by law or in this Agreement, and Services’ sole recourse shall be to the Investment Adviser and those investment advisory affiliates that have been delegated certain services hereunder by Investment Adviser. Investment Adviser only assumes duties to Services.

(n) In the event that Services agrees to a more favorable indemnity or limitation of liability provision in any material respect with any other asset manager or adviser with regard to the management of the Companies’ Private Assets, Services shall offer the same terms to Investment Adviser within 15 business days after the execution of such agreement and Investment Adviser may elect to receive the rights and benefits of such provision within 20 business days after receipt of such provisions. The foregoing shall not apply to any rights or benefits granted to another asset manager or adviser in connection with such asset manager’s or adviser’s compliance with any law, regulation or policy specifically applicable to such party and not applicable to the Investment Adviser.

11. Custody; Actions for Benefit of Services and the Companies.

(a) The Investment Adviser shall under no circumstances act as custodian of the Assets or otherwise have physical custody or control of the Assets. The physical possession of all securities, funds, and other property which constitute the Assets shall at all times be held, controlled and administered by the Custodian(s), and all such cash, securities, funds, and other property shall be held on the books and records of the Custodian(s) in a manner so as to establish clearly that they are held as part of the Accounts provided for in this Agreement. The Investment Adviser shall not be liable for any act or omission of such Custodian. Notwithstanding the foregoing, Services acknowledges that evidences of ownership of Assets other than custodial Assets may be held in book-entry form, at the offices of the issuer or counterparty or otherwise in a manner consistent with industry practice.

(b) Except as set forth in this Agreement and except with respect to typical compensation arrangements between Investment Adviser and its partners, principals, and employees, neither the Investment Adviser nor any of its partners, principals, employees, agents, or affiliates shall in any manner acquire or become possessed of any income, whether in kind or cash, or proceeds, whether in kind or cash, distributable by reason of selling, holding, or controlling the Assets and shall not, except as otherwise agreed in writing by Services, hold any of the Assets in its, her or his own name or in the name of any nominee of it, her or him.

12. Expenses. The Investment Adviser shall render the services set forth herein at its own operating expense, including, without limitation, the salaries of its officers and employees; its rent and utilities for offices facilities; other advisory and operating expenses internal to the Investment Adviser; and any expenses of third-party consultants and outside legal counsel as contemplated in Section 16 herein. Expenses incurred by the Companies shall be borne by the Accounts. Expenses incurred by the Investment Adviser that are directly related to an Account’s investment activities, including brokerage commission and dealer mark-ups will be billed to such Account. Services shall also be responsible for its proportionate share of (i) fees and expenses incurred in the use of any proxy voting services, (ii) third party expenses incurred in connection with due diligence, legal, servicing and custodial expenses pertaining to potential and closed investments in residential mortgage whole loans, (iii) third party expenses incurred in connection with due diligence and legal expenses pertaining to potential and closed investments in commercial real estate mortgage whole loans, agricultural mortgage whole loans and co-lending arrangements with respect to commercial real estate mortgage loans and/or agricultural mortgage loans, and (iv) third party custodial expenses incurred in connection with any securities (collectively, “Expenses”).

13. Proxy Voting and Corporate Actions.

(a) The Investment Adviser shall delegate the power and authority to vote on any matters associated with Assets that are public equity securities for which there is an active trading market to a proxy voting service and shall instruct such proxy voting service to vote all such public equity Assets in accordance with such proxy voting service’s benchmark recommendations and guidelines. The Investment Adviser shall have no liability for the acts or omissions of such proxy voting service; provided, that such proxy voting service shall have been selected and monitored by the Investment Adviser with reasonable care.

(b) For all other Assets, the Investment Adviser shall have the authority to make elections with respect to corporate actions, including the authority to exercise rights, options, warrants, conversion privileges, and redemption privileges, and to tender securities pursuant to a tender offer; provided, that Investment Adviser shall not incur any liability as a result of (i) the Investment Adviser not receiving any information required in relation to the exercise of voting rights or in relation to corporate actions or other communications relating to Assets from Services or the Custodian on a timely basis or (ii) votes or consents directed by Services. Services shall instruct the Custodian(s) to forward promptly to the Investment Adviser or its designees copies of all proxies and communications relating to any securities or other instruments held in the Accounts.

14. Termination. The Investment Adviser may terminate this Agreement in whole or in part at any time upon ninety (90) days prior written notice to Services (or mutually agreed shorter period). Services may terminate the Investment Adviser’s appointment as an investment manager with respect to all of the Assets at any time upon thirty (30) days prior written notice to the Investment Adviser (or mutually agreed shorter period) with respect to Public Assets and ninety (90) days prior written notice to the Investment Adviser (or mutually agreed shorter period) with respect to Private Assets. Termination of this Agreement shall be without prejudice to the completion of any commitments to purchase or dispose of any securities or other property made by the Investment Adviser prior to giving or receipt of notice to terminate this Agreement.

Services may terminate the Investment Adviser’s appointment as investment manager with respect to any portion of the Assets at any time upon thirty (30) days prior written notice to the Investment Adviser (or mutually agreed shorter period) for Public Assets (and withdraw such Assets from the applicable Account) or ninety (90) days prior written notice to the Investment Adviser (or mutually agreed shorter period) for Private Assets.

In the event of the termination of this Agreement with respect to all or any portion of the Assets, the Investment Adviser shall cooperate in good faith and promptly take all actions reasonably necessary or desirable to transfer all impacted Assets and Accounts and all documents and records regarding or relating to any terminated services to Services or to Services’ designee(s) in such format as may be reasonably requested by Services and shall reasonably cooperate with Services and any Services’ designee(s) to facilitate the transition of the impacted Assets or Accounts to a successor service provider.

Services acknowledges it will continue to work out additional Account termination details with the Investment Adviser, as needed, upon such notice of termination, and that the Investment Adviser will conduct the Account termination on a best efforts basis.

This provision as well as Section 6(b) (Reports), Sections 8(c) (Confidentiality), 8(d) (Use of Name), 8(o) (Books and Records), 10 (Limitation of Liability; Indemnification), 24 (Governing Law), 25 (Arbitration), shall survive any termination of this Agreement.

For purposes of this Section, the “Termination Date” shall mean the date that the Investment Adviser is no longer providing any services under this Agreement, and shall not mean the date on which the notice of termination is delivered. On the Termination Date, Services will pay and/or reimburse the Investment Adviser for any: (a) accrued and unpaid fees pursuant to Section 2 prorated to the Termination Date; provided, that with respect to RSAT services, only the quarterly installment owed with respect to the current quarter (and not the remainder of the annual fee) shall be due, (b) reasonable expenses incurred by the Investment Adviser in transferring all documents and records regarding or relating to the Assets or services to Services or Services’ designee(s) in such format as may be reasonably requested by Services and reasonably cooperating with Services and any Services’ designee(s) to facilitate the transition of Assets and services to a successor service provider; provided that this clause (b) shall not apply to any documents or records pertaining to assets or services under the Legacy Agreements, (c) accrued and unpaid Expenses under Section 13 (if any) and (d) reasonable fees, including but not limited to breakage or termination fees, realized in concluding any outstanding transactions.

Termination of this Agreement or any portion thereof will not in any event affect accrued rights or existing commitments, or contractual provisions intended to survive termination including outstanding transactions. For the avoidance of doubt, the termination of this Agreement in whole or in part will not cause the termination and closeout of any outstanding loan participations, and Services shall remain obligated to pay the fee under Section 2 with respect to all outstanding loan participations issued by the Investment Adviser’s affiliates and held by the Companies until the earlier of the date on which (x) the entire indebtedness represented by all of the loans underlying the Companies’ outstanding loan participations has been paid and/or the disposition of all properties acquired upon foreclosure and (y) none of the Companies continue to hold any loan participations issued by the Investment Adviser’s affiliates.

15. Authorized Persons. Services shall, at the request of the Investment Adviser, provide the Investment Adviser with any authority necessary to enable the Investment Adviser to fulfill its obligations under this Agreement. Services shall provide the Investment Adviser with a list and description of authorized persons as set forth in Exhibit E hereto who are authorized to act on behalf of Services as set forth in Exhibit E, and deliver to the Investment Adviser instructions in connection with this Agreement, including instructions to amend the Investment Guidelines in accordance with Section 3 and to agree to any modifications of the Exhibits in accordance with the terms of this Agreement. Services is responsible for informing the Investment Adviser in writing of all changes in authorized persons and for providing specimen signatures for all and any new authorized persons. For the avoidance of doubt, the Investment Adviser shall have no liability for any expenses, losses, damages, liabilities, charges and claims of any kind or nature whatsoever incurred by or threatened against the Investment Adviser as the result of any actions it takes consistent with instructions it receives from authorized persons of Services listed on Exhibit E and reasonably believed by the Investment Adviser to be genuine.

16. No Assignment. None of the parties may assign this Agreement or delegate its responsibilities hereunder without the prior written consent of the other party hereto; provided, however, that (i) Services may assign this Agreement to an entity that controls, is controlled by or is under common control with Services upon prior written notice to the Investment Adviser and (ii) the Investment Adviser may delegate any responsibilities under this Agreement to an entity that controls, is controlled by or is under common control with the Investment Adviser. Notwithstanding any delegation in accordance with clause (ii) above, Investment Adviser shall always remain liable to Services and the Companies for its obligations hereunder. In addition, the Investment Adviser may, where reasonable and at no additional cost to Services, employ third party agents (including, without limitation, any third party bank, clearing organization, administrative agent, loan servicer, intermediary or nominee) to perform any administrative or ancillary services in connection with the Investment Adviser providing the services hereunder, provided that Investment Adviser will act in good faith and with due diligence consistent with its fiduciary obligations in the selection, use and monitoring of such third parties.

17. Change in Control of Investment Adviser; Sale.

(a) To the extent permitted by applicable law or regulation, the Investment Adviser shall promptly notify Services in writing in the event of any material change in control or material business reorganization of the Investment Adviser.

(b) To the extent permitted by applicable law or regulation, the Investment Adviser shall promptly notify Services in writing of any sale or other disposition of any portion of the ownership interest in the Investment Adviser or any successor thereto (excluding equity interest awards of the Investment Adviser’s officers, directors or employees) to a person unaffiliated with the Investment Adviser.

18. Time Devotion. The individuals listed on Exhibit F (each a “Key Person”) shall devote as much time and attention to the Accounts as is sufficient to ensure the Accounts’ proper and successful operation and performance. The Investment Adviser shall notify Services in writing promptly in the event that a Key Person ceases to devote his or her time in accordance with the above. The Investment Adviser shall promptly notify Services in writing in the event that a Key Person is removed from the investment management team primarily responsible for the Accounts.

19. Communications. Any notice, instruction, request, consent, demand, or other communication required or contemplated by this Agreement shall be in writing and may be transmitted by electronic mail, delivered in person, or mailed by United States first class mail, postage prepaid, and, if transmitted by electronic mail, delivered in person, or mailed, shall be made to the following address:

If to Services:

Brighthouse Services, LLC

334 Madison Avenue, 3rd Floor

Morristown, NJ 07960

Attention: Head of Asset Management

With a copy to:

ima.notices@brighthousefinancial.com

If to the Investment Adviser:

MetLife Investment Advisors, LLC

One MetLife Way

Whippany, NJ 07981

Attention: Joseph Pollaro, Executive Vice President

With a copy to:

MetLife Investment Advisors, LLC

One MetLife Way

Whippany, NJ 07981

Attention: Chief Counsel – Investments Law

or to such other address (or facsimile number, as the case may be) as a party may furnish to the other by written notice. All notices to either party shall be effective upon receipt.

20. Service to Other Clients. It is understood that the Investment Adviser and its affiliates provide investment management and advisory services for other clients, including other separate accounts, registered and unregistered investment companies, and other pooled investment vehicles. It is further understood that the Investment Adviser or its affiliates may take investment action or give advice on behalf of such other clients that differs from investment action taken or advice given on behalf of the Accounts. If a purchase or sale of securities or other assets for multiple client accounts is deemed by the Investment Adviser or any affiliate to be advisable and is considered at or about the same time, and the Investment Adviser or any affiliate is unable to purchase or sell the amount of securities or other assets in the aggregate amount then contemplated by the Investment Adviser or any of its affiliates on behalf of the client accounts, the transactions in such securities or other assets will be allocated among the client accounts in a manner that is fair and equitable over time, and consistent with the Investment Adviser’s allocation policy and Form ADV. The Investment Adviser does not buy or sell securities for its own account. The Investment Adviser’s exercise of its duties to buy and sell securities pursuant to this Agreement shall be in accordance with its allocation policy and Investment Adviser shall not give priority to its affiliates in the allocation of such investment opportunities.

21. Class Actions. The Investment Adviser shall have no authority or responsibility to file class actions, search out potential legal claims, monitor class action lawsuits against issuers of any of the Assets or institute a lawsuit or take legal actions on behalf of an Account, Services or a Company; provided that Investment Adviser shall notify Services promptly upon becoming aware of any of the matters listed on Exhibit H. Services shall retain all such rights. The Investment Adviser will reasonably cooperate with Services on issues relating to any such class actions, as reasonably requested by Services, subject to any confidentiality restrictions imposed on the Investment Adviser and conflicts of interest.

22. Defined Terms. Certain terms used in this Agreement have the meanings given them in the following Sections:

Term	Section
AAA	Section 25
Account	Section 1
Advisers Act	Section 7(d)
Assets	Section 1
BHF	Introduction
BHS	Introduction
BLIC	Introduction
BLICNY	Introduction
Borrower	Section 10(m)
BRCD	Section 1
BRCD and OCIO Agreements	Section 1
Brighthouse Parties	Section 10(b)
Client Directed Investment	Section 3
Code	Section 8(c)
Companies	Introduction
Company Act	Section 9(f)
Custodian	Section 3(c)
Effective Date	Introduction
ERISA	Section 9(h)

Expenses	Section 12
FCPA	Section 7(j)
IMAs	Introduction
Investment Adviser	Introduction
Investment Adviser Parties	Section 10(a)
Investment Guidelines	Section 3(a)
Investments Compliance	Section 8(k)
Key Person	Section 18
Law	Section 7(b)
Legacy Agreements	Section 1
Loaned Securities	Section 10(m)
Material Action	Section 7(l)
Material Non-Public Information	Section 8(k)
Met Representative	Section 10(m)
MLIA	Introduction
NELICO	Introduction
OECD Convention	Section 7(j)
OFAC	Section 7(i)
PATRIOT Act	Section 9(m)
Pricing Sources	Section 2(b)
Replacement Securities	Section 10(m)(i)
Rules	Section 25
SEC	Section 7(d)
Securities Act	Section 9(f)
Securities Lending Activities	Section 3(e)(ii)
Trust Accounts	Section 1
Valuation Information	Section 2(b)

23. Modification of Agreement. Except as otherwise provided herein, this Agreement, including the Exhibits, may be amended only by a written instrument signed by Services and the Investment Adviser. For the avoidance of doubt, Exhibit C may be modified in accordance with Section 3 herein.

24. Governing Law. Except as expressly otherwise provided in this Agreement, THIS AGREEMENT WILL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK EXCLUDING CONFLICT OF LAWS PRINCIPLES.

25. Arbitration. Services and Investment Adviser agree that they will work in good faith to resolve any dispute arising under or in connection with this Agreement. Any unresolved dispute or difference between the parties arising out of or relating to this Agreement, or the breach thereof, shall be finally settled by arbitration before the American Arbitration Association (“AAA”) in accordance with the Commercial Arbitration Rules of the AAA (“Rules”) then in effect. The arbitration shall be conducted and decided before a panel of three arbitrators, and the cost, including the arbitrators’ fees, shall be borne equally by the parties to such arbitration. Unless the parties otherwise agree, the arbitrators shall be active or retired officers of investment management firms and shall be impartial and independent pursuant to the Rules. Each of the parties to the arbitration shall designate one arbitrator, pursuant to the Rules, and the chairperson shall be selected by the party-appointed arbitrators pursuant to the Rules. The written award rendered by the arbitrators shall be a reasoned award and shall be final and binding upon the parties, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof and having jurisdiction over the parties or their assets. The arbitration shall take place in New York.

26. Severability. The invalidity or unenforceability of any provision hereof will in no way affect the validity or enforceability of any and all other provisions hereof.

27. Third-Party Beneficiaries. No party intends for this Agreement to benefit any third party not expressly identified or described in this Agreement, but this Agreement is intended to benefit those third parties who are so identified or described as fully as if those third parties were parties to this Agreement.

28. Counterparts. This Agreement may be signed in any number of counterparts. Any single counterpart or a set of counterparts signed in either case by the parties hereto will constitute a full and original Agreement for all purposes. Facsimile or electronic signatures on this Agreement shall be as effective and binding as original signatures.

29. Entire Agreement. This Agreement constitutes the entire agreement between Services and the Investment Adviser with respect to the subject matter hereof and, subject to Section 1, supersedes all prior agreements and understandings (written or oral) of the parties in connection herewith.

30. Independent Contractors. The Investment Adviser shall for all purposes under this Agreement be deemed to be an independent contractor. The Investment Adviser shall have no power or authority to bind Services or any Company or to assume or create an obligation or responsibility, express or implied, on behalf of Services or any Company, nor shall it represent to anyone that it has such power or authority, except in each case as expressly provided in this Agreement. Nothing in this Agreement shall be deemed to create a partnership between the parties, whether for purposes of taxation or otherwise.

31. Company Data. Services shall be solely responsible for the accuracy, completeness and timeliness of all financial data regarding the Companies, the Assets and the Accounts provided to the Investment Adviser by, or at the direction of, Services pursuant to this Agreement after the Effective Date necessary for Investment Adviser to provide the Services hereunder (“Company Data”). All Company Data shall be provided to the Investment Adviser on a timely basis as reasonably requested by the Investment Adviser from time to time. Services shall have an ongoing obligation to promptly update, or use its reasonable endeavors to procure the prompt update of, all of its Company Data so that such information remains complete and accurate and shall use commercially reasonable efforts to cause its officers, advisors, distributors, legal counsel, independent auditors and accountants, Custodian(s), transfer agents and any other service providers (including other investment managers and sub-advisers) to cooperate with the Investment Adviser and provide the Investment Adviser with such Company Data as may be reasonably requested by the Investment Adviser from time to time on a timely basis (pursuant to a calendar or as otherwise agreed by the parties). Investment Adviser shall be entitled to rely on all Company Data.

32. Services Acknowledgements.

(a) Services acknowledges that (i) the Investment Adviser has not provided, and will not provide, Services or the Companies with any tax, legal, regulatory or accounting advice in relation to the services under this Agreement, and (ii) the Investment Adviser has made no representations as to any tax or accounting consequences or regulatory filings or reporting as a result of it entering into this Agreement or any transaction entered into hereunder. Services has relied and will continue to rely on the advice of its own professional advisers and is fully informed as to the legal, financial, regulatory and tax aspects of the Investment Adviser’s provision of the services hereunder. The Investment Adviser is entitled to rely upon information provided by Services to it in regarding to the status, residence and domicile for tax purposes of any of the Companies.

(b) Neither the Investment Adviser nor any of its affiliates is obliged to disclose to Services any information if the disclosure of such information by the Investment Adviser or the affiliate to Services would or might reasonably constitute a breach of duty or confidence to any other person. Subject to the preceding sentence, the parties agree to provide to each other, within a reasonable time, any further information requested by the other party for regulatory or tax considerations.

(c) Services shall, and shall cause each Company to, retain as strictly confidential all information (including, without limitation, credit memos and loan underwriting packages) provided by Investment Adviser to Services or a Company under this Agreement, except (i) as among the parties and their affiliates, agents, or service providers in their ordinary course of business who need to know such information to perform their duties in connection with this Agreement, (ii) as may be required by applicable state or federal laws, or applicable regulations, regulatory request or court order, (iii) to the extent that such information has been publicly disclosed other than in violation of this Agreement or any other agreement of which Services or the Companies has knowledge or (iv) except to the extent that such disclosure may be authorized in advance by the Investment Adviser in writing.

(d) Services acknowledges and agrees that with respect to any Assets attributable to any separate account on the Effective Date, the Investment Adviser shall not (i) be required to manage such Assets to the diversification regulations of Section 817(h) of the Code, as in effect from time to time, or any regulations thereunder or have any liability for any such Assets failing to comply with such diversification requirements, (ii) be required to monitor or have any liability for any investments made in any company that is characterized as a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (iii) be required to monitor or have any liability for causing any Company to participate in a “listed transaction” as defined in Treasury Regulation § 1.6011-4(b)(2) or any successor provision. The parties agree that in the event Services establishes a new Account after the Effective Date for Investment Adviser to manage that contains the entirety of a separate account’s assets, Services may require in the Investment Guidelines for such separate account that the Investment Adviser to (i) manage such assets to the diversification regulations of Section 817(h) of the Code, as in effect from time to time, or any regulations thereunder, (ii) monitor for any investments made in any company that is characterized as a “passive foreign investment company” within the meaning of Section 1297 of the Code, and (iii) monitor for causing the separate account to participate in a “listed transaction” as defined in Treasury Regulation § 1.6011-4(b)(2) or any successor provision.

[SIGNATURE PAGE TO FOLLOW]

EXECUTION VERSION

IN WITNESS WHEREOF, Services and the Investment Adviser have executed this Agreement as of the day and the year written above.

BRIGHTHOUSE SERVICES, LLC

By:	/s/ James Wiviott
Name:	James Wiviott
Title:	Vice President
Date:	February 5, 2019

METLIFE INVESTMENT ADVISORS, LLC

By:	/s/ Scott Isley
Name:	Scott Isley
Title:	Vice President
Date:	February 5, 2019